Exhibit (j)(ii)

State Street Bank and Trust Company

Channel Center

One Iron Street

Boston, Massachusetts 02210

Attention: Mark Branigan, Vice President

Re: Manulife Private Credit Plus Fund (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has been incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended.

In accordance with Section 22.5, the additional funds provision of the Master Custodian Agreement dated as of September 10, 2008 by and among each management investment company party thereto and State Street Bank and Trust Company (“State Street”) (as amended, modified or supplemented from time to time, the “Custodian Agreement”), the Fund hereby requests that your bank act as its Custodian under the terms and conditions of the Custodian Agreement. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 22.7 of the Agreement.

In addition, the parties hereby agree that the State Street will provide the accounting services listed on Appendix I hereto with respect to the Fund.

This notice and any other communications hereunder that are required to be in writing may be in electronic form (including without limitation by facsimile and, in the case of notices and other communications, email) and may be executed by means of electronic signatures.

Kindly indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Fund.

Sincerely,

MANULIFE PRIVATE CREDIT PLUS FUND

By:	/s/ Charles A. Rizzo
Name:	Charles A. Rizzo
Title:	Chief Financial Officer

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:
Effective Date: August 22, 2023

Appendix I

Accounting Services

a.

Process trade file transmitted by the Fund on trade-date, subject to State Street’s timely receipt of necessary information. The trade file from the Fund will include security identifier, quantity, price, and other pertinent information required to process each trade;

b.	Maintain database detail of fund investment transactions, including but not limited to reflecting loan activity and accruals;

c.	Provide standard data files on a daily basis, as agreed between both parties from time to time, including, but not limited to, security level data, cash flows, accruals and other related activity.

d.

Calculate estimated and final month-end Net Asset Value (“NAV”), including supporting schedules and trial balances, for the Fund, timing of delivery to be agreed upon by the Fund and State Street and subject to State Street’s timely receipt of necessary information from third parties;

e.	Reconcile the Fund’s cash holdings with the records of its custodian daily;

f.

Prepare reconciliation report of cash, trades and positions to prime broker, agent notices, and custodian statements (where prime brokers or custodians are utilized), subject to the receipt of information from third parties. The Fund shall be responsible for the resolution of reconciliation issues;

g.	Maintain individual tax lots for each security purchase/sale;

h.	Calculate realized gains or losses on security trades, subject to the receipt of trade file information from the Fund;

i.	Prepare and provide monthly calculation of management and incentive fees and book accruals for legal, accounting and any other third party fees and expenses as required and as directed by the Fund;

j.	Maintain the books and records of the Fund in accordance with the terms of the applicable operating agreement and generally accepted accounting principles;

k.

Calculate monthly indicative NAV and any Ad-Hoc NAV to support capital calls for the Fund based solely on information provided by the Fund or as otherwise directed. The timing of delivery of such calculations will be agreed upon by the Fund and State Street and is subject to State Street’s timely receipt of necessary information from the Fund and authorized third parties; and

l.	Additional ad hoc reporting as may be agreed to by both parties from time to time.